Exhibit 23.2

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11 (a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

In August of 2002, Arthur Andersen LLP (“Andersen”) ceased operations and accordingly, Andersen is unable to consent to the incorporation by reference of the Company’s previously filed Registration Statement on Form S-8 (Registration No. 333-111545) and Andersen’s audit report with respect to the consolidated financial statements of Tempur World, Inc. and subsidiaries as of December 31, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits Tempur-Pedic International Inc to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, without a written consent from Andersen. As a result, with respect to transactions in Tempur-Pedic International securities pursuant to the Registration Statement that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act, based upon the incorporation by reference from this Form 10-K into the registration statement, because Andersen has not consented to this information.